Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2006

•	Full-year revenue increased 5%, to a record $5.7 billion.

•	Avis Budget Car Rental generated full-year pro forma EBITDA of $405 million and pro forma pretax income of $172 million.

•	Avis Budget Car Rental generated full-year pretax income of $190 million.

•	Avis Budget Car Rental’s fourth-quarter revenues of $1.3 billion and pro forma EBITDA of $88 million were in line with the Company’s projections.

•	Avis Budget Car Rental earned fourth quarter pretax income of $28 million.

•	Company continued to expand off-airport revenues.

Parsippany, N.J., February 20, 2007 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its fourth quarter and full year, which ended December 31, 2006. Full-year revenue increased to a record $5.7 billion and pretax income was a loss of $677 million due to costs related to the Company’s separation into four independent companies. For the fourth quarter, revenue was $1.3 billion, consistent with fourth quarter 2005, pretax income was an $8 million loss and, excluding separation and restructuring costs of $48 million, pretax income was $40 million. As discussed below, the Company’s reported pretax loss for the year is not reflective of the stand-alone earnings of the Company’s vehicle rental operations, as reported results include the financial impact of the July separation of Cendant into three public entities and the subsequent sale of Travelport in late August.

The stand-alone earnings of the Company’s vehicle rental operations are better reflected in the results of Avis Budget Car Rental, LLC and its subsidiaries (“ABCR”), the companies that operate our vehicle rental business. In the fourth quarter, ABCR generated EBITDA excluding separation and restructuring costs of $94 million and pretax income excluding separation and restructuring costs of $39 million. Reported pretax income for ABCR in the fourth quarter was $28 million. These results were in line with the Company’s previously disclosed projections for the quarter. On both a reported and pro forma basis, fourth quarter EBITDA from car rental operations increased compared to fourth quarter 2005, while fourth quarter EBITDA from truck rental operations decreased year-over-year.

For the year ended December 31, 2006, ABCR grew revenue by 6% to $5.6 billion and, excluding separation and restructuring costs, had EBITDA of $403 million and pretax income of $223 million. On a pro forma basis, as if the April 2006 financings had been in place throughout 2006 and excluding separation and restructuring costs, ABCR’s EBITDA was $405 million and pretax income was $172 million, also in line with projections the Company published in July. ABCR’s pretax income was $190 million.

“In light of rising fleet costs and challenges we are addressing in our truck rental business, we are pleased that our fourth-quarter earnings increased compared to fourth quarter 2005 on a pro forma basis,” said Avis Budget Group Chairman and Chief Executive Officer Ronald L. Nelson. “More importantly, we enter 2007 positioned to capitalize on significant opportunities — to bring commercial pricing and fleet costs into balance, to continue to rapidly grow our local rental and ancillary revenue streams, to turn around our truck rental operations, to strengthen our margins, and to maintain our leadership in customer loyalty, technological innovation and U.S. on-airport car rental transactions.”

Executive Summary

Fourth Quarter Results

In the fourth quarter, our car rental revenues increased 3% year-over-year, driven primarily by a 6% increase in car rental pricing, as measured by time and mileage revenue per rental day. We achieved pricing increases in both our commercial and our leisure rentals, despite intense competitive pressures with respect to commercial pricing. Our car rental volumes declined compared to fourth quarter 2005. This reflected the absence of hurricane-relief-related rentals in 2006, and was also influenced by a conscious effort to accelerate pricing in the face of higher per-unit vehicle costs.

Our car fleet costs were essentially flat year-over-year, in spite of significant industry-wide manufacturer price increases for model-year 2006 and 2007 program cars. Changes in mix, an increase in lower-cost risk vehicles as well as a decline in our average fleet size favorably impacted fleet costs. Including interest expense on the corporate debt issued in April 2006, substantially all of which was used to finance our fleet during the quarter, Avis Budget Car Rental’s total net interest expense increased $29 million year-over-year. Other operating expenses, excluding fleet-related and restructuring costs, declined as a percentage of revenue, as we continued our cost-reduction initiatives.

Truck rental results, while below last year, were in line with expectations for the quarter, and, as previously announced, the results include an $8 million charge for restructuring actions, which we expect will result in significant future savings. Revenue and EBITDA declined due to decreased rental days and pricing versus the prior year. The rental day decline was driven in part by a 7% reduction in total fleet. Pricing declined due to lower rates for one-way transactions.

Full-Year Results

For the full year, our car rental revenues increased 8% versus the previous year, driven by a 5% increase in time and mileage revenue per day and a 2% increase in rental days. We achieved pricing increases in both our leisure and commercial rentals, although commercial pricing pressures were intense throughout much of the year. Our rental days increased due to our off-airport expansion initiatives and solid growth in our international operations offset by weak domestic enplanements. Our off-airport revenues increased 18%, to $750 million, and we opened 197 new locations during the year, bringing total off-airport locations to more than 1,450.

Our car fleet costs increased 13% year-over-year, reflecting industry-wide cost increases for model-year 2006 and 2007 cars and a 3% increase in our average fleet size to accommodate our rental day growth. Including interest expense on the corporate debt issued in April 2006, substantially all of which was used to finance our fleet during the year, ABCR’s total net interest expense increased $104 million year-over-year. Other operating expenses, excluding fleet-related, separation and restructuring costs, remained relatively constant as a percentage of revenue, as we continue to focus on cost containment while also increasing prices.

Business Segment Discussion

The following discussion of fourth quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2006	2005	% change
Revenue	$1,029	$1,009	2%
EBITDA	$52	$14	271%

Revenue increased primarily due to a 7% increase in time and mileage per day rates offset by a 5% reduction in rental days. The 5% decrease in rental days primarily reflects a shorter average length of rental due to hurricane-relief rentals in 2005. EBITDA increased due to price increases and operating expense savings, particularly self-insurance costs, corporate overhead costs and vehicle-related interest, partially offset by higher per unit fleet costs, year-over-year. Self-insurance costs decreased by $8 million as a result of improved claims experience; overhead costs declined by $8 million as some corporate functions were absorbed by our operations, and vehicle-related interest expense decreased by $5 million primarily due to the repayment of vehicle-related debt with proceeds from the issuance of corporate debt in April 2006.

International Car Rental

(Consisting of the Company’s international Avis and Budget car rental operations)

	2006	2005	% change
Revenue	$187	$172	9%
EBITDA	$25	$23	9%

Revenue increased primarily due to a 2% increase in time and mileage per day rates and a 5% increase in rental days. EBITDA increased year-over-year in line with revenue growth.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2006	2005	% change
Revenue	$101	$127	(20%)
EBITDA	$6	$35	(83%)

Revenue decreased primarily due to a 2% decrease in time and mileage per day rates and a 21% reduction in rental day volume. EBITDA decreased due to the revenue decline, increased fleet costs as we continued our fleet modernization efforts, and restructuring charges of $8 million. In addition, results for 2005 include a one-time reduction of refurbishment expenses of $13 million. Excluding the 2006 restructuring charge and the one-time benefit recorded in 2005, EBITDA decreased $8 million in the fourth quarter. The volume declines reflected reduced consumer and commercial demand and a 7% decline in our average fleet size, and the price declines largely resulted from a lower volume of one-way rentals.

Other Items

•	Avis Budget Car Rental Debt Retirement – In the fourth quarter, the Company used $19 million of available cash to reduce its outstanding corporate debt.

•

Truck Rental Restructuring – We implemented a restructuring of our truck rental operations by merging administrative functions into our existing car rental operations in order to take advantage of our current infrastructure and scale efficiencies. Fourth quarter 2006 expenses include an $8 million charge primarily related to restructuring including the net reduction of more than 50 full-time employee positions.

•

Favorable Resolution of Tax Contingency – During the fourth quarter, certain tax contingencies were resolved favorably for the Company resulting in a $28 million benefit in income tax expense. However, because the Company was indemnified for these contingencies by Realogy and Wyndham, we were also required to write-off the receivable related to the indemnity, which resulted in our recording $28 million of separation-related expenses. As a result, there was no impact to income from continuing operations.

•

Discontinued Operations – In its reported results, the Company classifies as discontinued operations the results of its former Realogy, Travelport and Wyndham businesses for 2006 and 2005, and the results of our former Marketing Services, PHH and Wright Express businesses for 2005.

Outlook

The Company projects that domestic enplanements, which are a principal determinant of on-airport car rental volumes, will increase modestly in 2007 compared to 2006. In addition, the Company expects that its domestic time and mileage revenue per rental day will increase approximately 3-5% in 2007, and its domestic rental day volume will increase approximately 6-8%. Continued expansion of the Company’s off-airport car rental activities, in which daily rates are generally lower and rental lengths are longer, should cause rental day volume growth to exceed enplanement growth, but it will also dampen reported growth in time and mileage revenue per day. Domestic fleet costs are expected to increase approximately 10% per vehicle in 2007 compared to 2006, and approximately 20% of the Company’s domestic fleet is expected to be vehicles that are not subject to manufacturer repurchase agreements.

Based on these expectations, the Company estimates that its ABCR revenues, EBITDA and pretax income will increase in 2007 compared to its 2006 revenues of $5.6 billion, its 2006 pro forma EBITDA of $405 million, and its 2006 pro forma pretax income of $172 million. The Company expects year-over-year comparisons to be stronger in the second half of 2007 than in the first six months of the year, driven by an expectation of increased pricing and an easing in fleet cost increases for the 2008 model year. Consequently, the Company continues to believe that its margins in the first half of 2007 will be below the levels achieved in prior years and therefore below the levels the Company may be capable of achieving, but that margins will increase in the back half of the year as pricing and fleet costs normalize to a more balanced position.

Investor Conference Call

Avis Budget Group will host a conference call to discuss fourth quarter and full-year results on Wednesday, February 21, 2007, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0063, and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on February 21, 2007 until 8:00 p.m. (ET) on February 28 at (203) 369-3133, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results including all statements related to 2007, are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to the high level of competition in the vehicle rental industry, greater than expected increased costs for new vehicles, no increase or a downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, the Company’s ability to operate independently following completion of the separation in a cost-efficient fashion, risks inherent in the restructuring of the operations of Budget Truck Rental and the Company’s ability to accurately estimate its future results and implement its strategy for growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Quarterly Reports on Form 10-Q for the period ended June 30, 2006 and September 30, 2006, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts

Media Contacts: John Barrows 973-496-7865 Susan McGowan 973-496-3916	Investor Contact: David Crowther 973-496-7277

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Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Fourth Quarter			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change
Statement of Operations Items
Net revenues	$1,332	$1,325	1%	$5,689	$5,400	5%
Loss before income taxes	(8)	(67)	*	(677)	(62)	*
Income (loss) from continuing operations	4	(9)	*	(451)	(11)	*
EPS from continuing operations (diluted)	0.04	(0.09)	*	(4.48)	(0.10)	*

	As of December 31,
	2006	2005
Balance Sheet Items
Cash and cash equivalents (A)	$172	$546
Vehicles, net	7,049	7,509
Debt under vehicle programs	5,270	7,909
Corporate debt	1,842	3,508

Segment Results

	Fourth Quarter			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change
Net Revenues
Domestic Car Rental	$1,029	$1,009	2%	$4,395	$4,109	7%
International Car Rental	187	172	9%	761	661	15%
Truck Rental	101	127	(20%)	472	546	(14%)

Total operating segments	1,317	1,308	1%	5,628	5,316	6%
Corporate and Other	15	17	*	61	84	*

Avis Budget Group, Inc.	$1,332	$1,325	1%	$5,689	$5,400	5%

EBITDA (B)
Domestic Car Rental	$52	$14	271%	$214	$225	(5%)
International Car Rental	25	23	9%	111	111	-
Truck Rental	6	35	(83%)	45	103	(56%)

Total operating segments	83	72	15%	370	439	(16%)
Corporate and Other (C)	(37)	(44)	*	(393)	(213)	*

Avis Budget Group, Inc.	$46	$28	64%	$(23)	$226	*

Reconciliation of EBITDA to Pretax Loss
Total Company EBITDA	$46	$28		$(23)	$226
Less: Non-vehicle related depreciation and amortization	25	29		105	116
Interest expense related to corporate debt, net (D)	29	66		549	172

Loss before income taxes	$(8)	$(67)	*	$(677)	$(62)	*

*	Not meaningful.
(A)	The balance at December 31, 2006 includes $12 million of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(B)	See Table 5 for a description of EBITDA.
(C)	Corporate and Other includes separation-related expenses of $37 million and $238 million during the three months and year ended December 31, 2006, respectively. Corporate and Other also includes amounts that were previously allocated to the Company’s discontinued operations.
(D)	Includes expense of $313 million related to the early extinguishment of corporate debt for the year ended December 31, 2006 in connection with the separation.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Fourth Quarter		Year Ended December 31,
	2006	2005	2006	2005
Revenues
Vehicle rental	$1,051	$1,058	$4,519	$4,302
Other	281	267	1,170	1,098

Net revenues	1,332	1,325	5,689	5,400

Expenses
Operating	684	686	2,887	2,729
Vehicle depreciation and lease charges, net	339	340	1,416	1,238
Selling, general and administrative	148	174	818	857
Vehicle interest, net	67	82	320	309
Non-vehicle related depreciation and amortization	25	29	105	116
Interest expense related to corporate debt, net:
Interest expense	29	66	236	172
Early extinguishment of debt	-	-	313	-
Separation costs (A)	38	15	261	15
Restructuring charges (B)	10	-	10	26

Total expenses	1,340	1,392	6,366	5,462

Loss before income taxes	(8)	(67)	(677)	(62)
Benefit from income taxes	(12)	(58)	(226)	(51)

Income (loss) from continuing operations	4	(9)	(451)	(11)
Income (loss) from discontinued operations, net of tax (C)	-	(29)	478	1,088
Gain (loss) on disposal of discontinued operations, net of tax	(1)	583	(1,957)	549

Income (loss) before cumulative effect of accounting changes	3	545	(1,930)	1,626
Cumulative effect of accounting changes, net of tax (D)	-	(8)	(64)	(8)

Net income (loss)	$3	$537	$(1,994)	$1,618

Earnings per share
Basic
Income (loss) from continuing operations	$0.04	$(0.09)	$(4.48)	$(0.10)
Income (loss) from discontinued operations	-	(0.29)	4.75	10.47
Gain (loss) on disposal of discontinued operations	(0.02)	5.72	(19.46)	5.27
Cumulative effect of accounting changes	-	(0.08)	(0.63)	(0.08)

Net income (loss)	$0.02	$5.26	$(19.82)	$15.56

Diluted
Income (loss) from continuing operations	$0.04	$(0.09)	$(4.48)	$(0.10)
Income (loss) from discontinued operations	-	(0.29)	4.75	10.47
Gain (loss) on disposal of discontinued operations	(0.02)	5.72	(19.46)	5.27
Cumulative effect of accounting changes	-	(0.08)	(0.63)	(0.08)

Net income (loss)	$0.02	$5.26	$(19.82)	$15.56

Weighted average shares outstanding (E)
Basic	101.1	101.9	100.6	104.0
Diluted	101.6	101.9	100.6	104.0

(A)	Represents costs we incurred in connection with the execution of the plan to separate Cendant into four independent companies. During fourth quarter 2006, we incurred $1 million and $37 million of such costs within Domestic Car Rental and Corporate and Other, respectively. For the year ended December 31, 2006, we incurred $19 million, $1 million, $3 million and $238 million of such costs within Domestic Car Rental, International Car Rental, Truck Rental and Corporate and Other, respectively.

(B)	The 2006 amounts represent charges we incurred in connection with restructuring initiatives within our Truck Rental and Domestic Car Rental segments of $8 million and $2 million, respectively.

(C)	Includes the results of operations of (i) Realogy and Wyndham, which were spun-off on July 31, 2006, (ii) Travelport, which was disposed of in August 2006, (iii) our former Marketing Services division, which was disposed of in October 2005, (iv) Wright Express Corporation, which was disposed of in February 2005, and (v) PHH Corporation, which was spun-off in January 2005.

(D)	For 2006, represents a non-cash charge to reflect the cumulative effect of adopting (i) Statement of Financial Accounting Standards (“SFAS”) No. 152, “Accounting for Real Estate Time-Sharing Transactions,” and American Institute of Certified Public Accountants’ Statement of Position No. 04-2, “Accounting for Real Estate Time-Sharing Transactions” on January 1, 2006, which resulted in a non-cash charge of $65 million, after tax, and (ii) SFAS No. 123R, “Share-Based Payment,” on January 1, 2006, which resulted in a non-cash credit of $1 million, after tax. For 2005, represents a non-cash charge to reflect the cumulative effect of adopting FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” in fourth quarter 2005.

(E)	Weighted average shares outstanding for all periods reflect a one-for-ten reverse stock split, which became effective during third quarter 2006. Because the Company incurred a loss from continuing operations for fourth quarter 2005 and the years ended December 31, 2006 and 2005, all outstanding stock options, restricted stock units and stock warrants are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Fourth Quarter			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s) (A)	20,193	21,341	(5%)	89,444	88,774	1%
Time and Mileage Revenue per Day (A)	$41.31	$38.77	7%	$40.01	$37.82	6%
Average Rental Fleet	301,194	315,488	(5%)	329,348	324,739	1%

International Car Rental Segment

Rental Days (000’s) (A)	3,286	3,119	5%	13,803	12,259	13%
Time and Mileage Revenue per Day (A)	$40.00	$39.05	2%	$39.61	$39.01	2%
Average Rental Fleet	52,462	50,333	4%	53,310	47,125	13%

Total Car Rental

Rental Days (000’s) (A)	23,479	24,460	(4%)	103,247	101,033	2%
Time and Mileage Revenue per Day (A)	$41.13	$38.80	6%	$39.96	$37.96	5%
Average Rental Fleet	353,656	365,821	(3%)	382,658	371,864	3%

TRUCK RENTAL SEGMENT

Rental Days (000’s) (A)	1,069	1,352	(21%)	4,552	5,295	(14%)
Time and Mileage Revenue per Day (A)	$78.69	$80.59	(2%)	$86.28	$88.14	(2%)
Average Rental Fleet	29,483	31,662	(7%)	30,495	32,101	(5%)

(A)	Rental days and time and mileage revenue per day are calculated based on the actual usage of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

Table 4

Avis Budget Group, Inc.

PRO FORMA SELECTED FINANCIAL DATA AND ESTIMATES FOR AVIS BUDGET CAR RENTAL, LLC

(In millions)

The following table presents our pro forma financial data for the three and twelve month periods ended December 31, 2006 and 2005. We provide this supplemental information in order to present Avis Budget Car Rental, LLC’s EBITDA and income before income taxes on a more comparable basis to corresponding periods in 2005. All of these financial data are for Avis Budget Car Rental, LLC and its subsidiaries, the companies that comprise Avis Budget Group, Inc.’s vehicle rental business. The estimates were derived from Avis Budget Car Rental, LLC’s selected historical financial data and adjusted to give effect to the following pro forma transactions:

•	Establishment of a $2.375 billion senior credit facility, of which $838 million was drawn at December 31, 2006

•	Issuance of $1.0 billion of senior unsecured notes

•	Repayment of approximately $1.875 billion of debt under vehicle programs with proceeds from credit facility borrowings and the issuance of senior notes

•	Elimination of interest income related to intercompany balances

•	Reversal of allocated corporate general overhead costs and inclusion of estimated stand-alone corporate costs

The pro forma financial data assume that the pro forma transactions occurred on January 1, 2005. Management believes that the assumptions used to derive the pro forma financial data are reasonable under the circumstances and given the information available. The pro forma financial data have been provided for informational purposes only and are not necessarily indicative of the financial condition or results of future operations or the actual results that would have been achieved had the pro forma transactions occurred on the date indicated. For risk factors that could adversely affect our business, please see “Forward-Looking Statements” included in the accompanying press release.

	2006 Pro Forma		2005 Pro Forma
	Fourth Quarter	Full Year	Fourth Quarter	Full Year
Revenues	$1,317	$5,628	$1,308	$5,316

EBITDA	$88	405	$83	$497
Interest on corporate debt (A)	32	137	35	141

EBITDA less interest on corporate debt (EBTDA)	56	268	48	356
Non-vehicle depreciation and amortization (B)	23	96	24	98

Income before income taxes	$33	$172	$24	$258

The following table and footnotes provide further details on the adjustments made to arrive at the pro forma data.

Reconciliation of Avis Budget Car Rental EBITDA to Avis Budget Car Rental pro forma EBITDA:

	2006		2005
	Fourth Quarter	Full Year	Fourth Quarter	Full Year
Avis Budget Car Rental EBITDA	$83	$370	$72	$439

Adjustments:
Remove general corporate overhead (C)	3	51	14	56
Remove vehicle and intercompany interest, net (D)	-	8	11	58
Remove separation and restructuring costs	11	33	-	-
Add public company costs (E)	(9)	(57)	(14)	(56)

Total adjustments	5	35	11	58

Pro forma EBITDA	$88	$405	$83	$497

(A)	Represents interest expense on the April financings.

(B)	Includes additional depreciation and amortization associated with assets transferred from the corporate parent of Avis Budget Car Rental in conjunction with the separation transactions.

(C)	Represents allocated general corporate overhead costs, which are replaced by stand-alone corporate costs.

(D)	Represents the removal of intercompany interest income on the intercompany balance with the corporate parent of Avis Budget Car Rental, removal of interest expense related to debt under vehicle programs (as associated debt was repaid with proceeds from the credit facility and senior notes) and the impact of increased Truck financing costs due to the separation transaction.

(E)	Estimate of costs to operate as a stand-alone public company without Realogy, Wyndham and Travelport.

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA for Avis Budget Car Rental, LLC (“ABCR”), which represents income from continuing operations before non-vehicle related depreciation and amortization, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

EBITDA excluding separation costs and restructuring charges

The accompanying press release presents EBITDA for ABCR, excluding charges that were incurred in connection with the execution of the plan to separate Cendant into four independent companies and charges we incurred in connection with restructuring our truck rental and domestic car rental operations, which amounted to $1 million and $10 million in the three months ended December 31, 2006, respectively, and $23 million and $10 million in the year ended December 31, 2006, respectively. We believe that EBITDA excluding separation costs and restructuring charges is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. We exclude separation costs and restructuring charges as such items are not representative of the results of operations of our core businesses at December 31, 2006. Additionally, management believes excluding such costs presents our EBITDA for 2006 on a more comparable basis to corresponding periods in 2005, thereby providing greater transparency into the results of operations of our core businesses at December 31, 2006.

Income before income taxes, excluding separation costs and restructuring charges

The accompanying press release presents income before income taxes, excluding charges that were incurred in connection with the execution of the plan to separate Cendant into four independent companies and charges we incurred in connection with restructuring our truck rental and domestic car rental operations, which amounted to $38 million and $10 million in the three months ended December 31, 2006, respectively, and $574 million and $10 million in the year ended December 31, 2006, respectively.

The accompanying press release presents income before income taxes for ABCR, excluding such separation costs and restructuring charges, which amounted to $1 million and $10 million in the three months ended December 31, 2006, respectively, and $23 million and $10 million in the year ended December 31, 2006, respectively.

We believe that income before income taxes, excluding separation costs and restructuring charges is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. We exclude separation costs and restructuring charges as such items are not representative of the results of operations of our core businesses at December 31, 2006. Additionally, management believes excluding such costs presents our 2006 income before income taxes on a more comparable basis to corresponding periods in 2005, thereby providing greater transparency into the results of operations of our core businesses at December 31, 2006.

Pro forma EBITDA and pro forma income before income taxes for Avis Budget Car Rental, LLC

We refer you to Table 4 for information regarding these measures.

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

RECONCILIATIONS

Reconciliation of Avis Budget Car Rental, LLC EBITDA and income before income taxes excluding separation costs and restructuring charges to pretax income

	Fourth Quarter 2006	Year Ended December 31, 2006
Total Avis Budget Car Rental, LLC EBITDA	$83	$370
Add: Separation costs	1	23
Restructuring charges	10	10

EBITDA excluding separation costs and restructuring charges	94	403
Less: Non-vehicle related depreciation and amortization	23	86
Interest on corporate debt, net	32	94

Income before income taxes, excluding separation costs and restructuring charges	39	223
Less: Separation costs	1	23
Restructuring charges	10	10

Income before income taxes	$28	$190

Reconciliation of Avis Budget Group, Inc. loss before income taxes to income before income taxes, excluding separation costs and restructuring charges

Fourth Quarter 2006
Loss before income taxes	$(8)
Add: Separation costs	38
Restructuring charges	10

Income before income taxes, excluding separation costs and restructuring charges	$40